[Exhibit 99.1 - Press Release]

PREMIER'S PLAYERS GRILLE REPORTS APRIL RESTAURANT SALES COMPS UP OVER 33%

Dallas, TX. - June 6, 2005 - Premier Development & Investment, Inc.'s (OTC Bulletin Board: PDVN) Players Grille operating division announced that comparable same store restaurant revenues for the monthly period ended April 2005 increased 33% from the sales achieved in the April 2004 period.

Customer counts in April, as represented by check count, saw more than a 40% increase in guest traffic from the April 2004 period. Food sales were up over 17% from the comparable period a year ago.

Michael Hume, General Manager of Players Grille, stated, "I am very pleased with the results we achieved in April. We continued to see increased customer counts and gross sales and continued to witness substantial increases in beer, wine and liquor consumption comps, which were up 115% collectively as a group compared to last years April period."

About Premier

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida. Premier Realty Holdings, Inc., a wholly owned subsidiary, operates Countrywide Realty Services, http://www.cw-realty.com , a full service commercial and residential listing brokerage firm specializing in selling, buying, or leasing properties and providing a full range of real estate services to the greater Miami and Southeastern Florida marketplace.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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